Execution Version

EXHIBIT 4.4

THIS AMENDED AND RESTATED WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH APPLICABLE LAW.

AMENDED AND RESTATED WARRANT TO PURCHASE STOCk

Company:	Carlsmed, Inc.
Number of Shares:	Determined in accordance with Section 2.5
Type/Series of Stock:	Series B Preferred Stock
Warrant Price:	$1.2402 per share
Original Issue Date:	March 7, 2024
Issue Date:	December 30, 2024
Expiration Date:	December 30, 2034

Credit Facility:

This Amended and Restated Warrant to Purchase Stock (this “Warrant”) is issued in connection with that certain Loan and Security Agreement dated as of December 20, 2022 between Customers Bank (as successor-in-interest to Signature Bank) and Company, as amended by that certain First Amendment to Loan and Security Agreement dated as of March 21, 2023, that certain Second Amendment to Loan and Security Agreement dated as of October 2, 2023, that certain Third Amendment to Loan and Security Agreement dated as of March 7, 2024, and that certain Fourth Amendment to Loan and Security Agreement dated on or about the Issue Date (as the same may be further amended, restated, or otherwise modified from time to time, the “Loan Agreement”) and amends and restates that certain Warrant to Purchase Stock originally entered into on March 7, 2024, by and between Customers Bank and Company (the “Original Warrant”). Customers Bank and Company hereby agree that the Original Warrant is amended and restated in its entirety as set forth herein.

THIS AMENDED AND RESTATED WARRANT CERTIFIES THAT Customers Bank (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated Type/Series of Stock (the “Class”) of Company at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to Section 2 of this Warrant.

SECTION 1. EXERCISE.

1.1.
Method of Exercise. Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a check, wire transfer of same-day funds (to an account designated by Company), or other form of payment acceptable to Company for the aggregate Warrant Price for the Shares being purchased.
1.2.
Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, Company shall issue to Holder such number of fully paid and non-assessable Shares as are computed using the following formula:

X = Y(A-B)/A

where:

X = the number of Shares to be issued to Holder;

Y = the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to Company in payment of the aggregate Warrant Price);

A = the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share; and

B = the Warrant Price.

1.3.
Fair Market Value. If Company’s common stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”) and the Class is common stock, the fair market value of a Share shall be the closing price or last sale price of a share of common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to Company. If Company’s common stock is then traded in a Trading Market and the Class is a series of Company’s convertible preferred stock, the fair market value of a Share shall be the closing price or last sale price of a share of Company’s common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to Company multiplied by the number of shares of Company’s common stock into which a Share is then convertible. If Company’s common stock is not traded in a Trading Market, the Company’s Board of Directors shall determine the fair market value of a Share in its reasonable good faith judgment.
1.4.
Delivery of Certificate and New Warrant. Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, Company shall deliver to Holder a certificate representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired.
1.5.
Replacement of Warrant. On receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to Company or, in the case of mutilation, on surrender of this Warrant to Company for cancellation, Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.
1.6.
Treatment of Warrant Upon Acquisition of Company.
(a)
For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of Company; (ii) any merger or consolidation of Company into or with another person or entity (other than a merger or consolidation effected exclusively to change Company’s domicile), or any other corporate reorganization, in which the stockholders of Company in their capacity as such immediately prior to such merger, consolidation, or reorganization own less than a majority of Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation, or reorganization; or (iii) any sale or other transfer by the stockholders of Company of shares representing at least a majority of Company’s then-total outstanding combined voting power.
(b)
In the event of an Acquisition in which the consideration to be received by Company’s stockholders consists solely of cash, solely of Marketable Securities, or solely a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), either (i) Holder shall exercise this Warrant pursuant to Section 1.1 and/or Section 1.2 and such exercise will be deemed effective immediately prior to and contingent upon the consummation of such Acquisition or (ii) if Holder elects not to exercise the Warrant, this Warrant will expire immediately prior to the consummation of such Acquisition.
(c)
Company shall provide Holder with written notice of a Cash/Public Acquisition (together with such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such contemplated Cash/Public Acquisition giving rise to such notice) not less than seven (7) Business

Days prior to the closing of the proposed Cash/Public Acquisition. In the event Company does not provide such notice, then if, immediately prior to the Cash/Public Acquisition, the fair market value of one (1) Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above would be greater than the Warrant Price in effect on such date, this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it has not previously been exercised, and Company shall promptly notify Holder of the number of Shares (or such other securities) issued upon such exercise to Holder, and Holder shall be deemed to have restated each of the representations and warranties in Section 4 of this Warrant as of the date thereof. If, immediately prior to the Cash/Public Acquisition, the fair market value of one (1) Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above would be less than the Warrant Price in effect on such date, then this Warrant will expire and be terminated in its entirety immediately prior to the consummation of such Cash/Public Acquisition.
(d)
Upon the closing of any Acquisition other than a Cash/Public Acquisition, Holder shall have the option to (i) deem this Warrant to have been automatically converted pursuant to Section 1.2 simultaneously with the closing of the Acquisition, and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of Company or (ii) cause the successor entity to assume the obligations of this warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant. Holder shall give the Company written notice of its election with respect to the above within five (5) Business Days after Holder receives notice of the Acquisition and information reasonably necessary for Holder to evaluate the treatment of this Warrant in connection with the Acquisition.
(e)
As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market, and (iii) following the closing of the Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules, or any successor provisions or amendments thereto).

SECTION 2. ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

2.1.
Stock Dividends, Splits, Etc. If Company declares or pays a dividend or distribution on the outstanding shares of the Class, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of property that Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the outstanding shares of the Class are split or subdivided, by reclassification or otherwise, into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2.
Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations, substitutions, replacements or other similar events.
2.3.
No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant, and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of this Warrant, Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (a) the fair market value (as determined in accordance with Section 1.3 above) of a full Share, less (b) the then-effective Warrant Price.
2.4.
Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, Company, at Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, Class and/or number of Shares and facts upon which such adjustment is based. Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer, including computations of such adjustment and the Warrant Price, Class and number of Shares in effect upon the date of such adjustment.
2.5.
Number of Shares.
(a)
Capitalized terms used in this Section 2.5 but not defined in this Warrant have the meaning given to them in the Loan Agreement.
(b)
Initially, this Warrant shall be exercisable for 294,491 Shares.
(c)
In addition to the foregoing, if Company receives Term Loan Advances in an aggregate amount exceeding Fifteen Million Six Hundred Twenty-Five Thousand Dollars ($15,625,000) (inclusive of prior Term Loan Advances) at any time on or before the date of exercise of this Warrant, then this Warrant shall be exercisable for an additional number of shares (rounded to the nearest whole share) equal to the quotient of:

(i) the product of (A) the aggregate principal amount of Term Loan Advances in excess of $15,625,000, up to a maximum of $18,750,000, received by Company, multiplied by (B) 0.0125; divided by

(ii) the Warrant Price.

(d)
The maximum number of Shares issuable under this Warrant shall be 325,988 Shares. The number of Shares issued pursuant to this Section 2.5 shall reflect any adjustments made pursuant to other provisions of this Warrant.

SECTION 3. REPRESENTATIONS AND COVENANTS OF COMPANY.

3.1.
Representations and Warranties. Company represents and warrants to, and agrees with, Holder as follows:
(a)
The initial Warrant Price referenced on the first page of this Warrant is the price per share at which Company most recently sold shares of its Series B Preferred Stock to institutional investors prior to the Original Issue Date.
(b)
All Shares which may be issued upon the exercise of this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of common stock and other securities as will be sufficient to permit the exercise in full of this Warrant and, if applicable, the conversion of the Shares into common stock or such other securities.
(c)
Company’s capitalization table attached hereto as Schedule 1 is true and complete, in all material respects, as of the Original Issue Date.
3.2.
Notice of Certain Events. During the time in which the Warrant is outstanding, if Company proposes at any time to:
(a)
declare any dividend or distribution upon the outstanding shares of the Class or common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;
(b)
offer for subscription or sale pro rata to holders of the outstanding shares of the Class any additional shares of any class or series of Company’s stock (other than pursuant to contractual pre-emptive rights) in connection with which Holder could purchase such additional shares if this Warrant were exercised;
(c)
effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class;
(d)
effect an Acquisition or to liquidate, dissolve or wind up; or
(e)
effect an initial, underwritten public offering and sale of its common stock pursuant to an effective registration statement under the Act (“IPO”);

then, in connection with each such event, Company shall give Holder:

(1)
for the matters referred to in (a) and (b) above, at least seven (7) Business Days’ prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date, if then known, on which holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any;
(2)
for the matters referred to in (c) and (d) above, at least seven (7) Business Days’ prior written notice of the date when the same will take place (and specifying the date, if then known, on which Holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event); and
(3)
for an IPO, at least seven (7) Business Days’ prior written notice of the date on which Company proposes to file its first public registration statement in connection therewith.

Reference is made to Section 1.6(c) whereby this Warrant will be deemed to be exercised pursuant to Section 1.2 hereof if Company does not give written notice to Holder of a Cash/Public Acquisition as required by the terms hereof. Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

Notwithstanding anything to the contrary, in no event shall the Company be required to provide information under this Warrant: (i) as prohibited by applicable law, rule, regulation, court order, stock exchange rules or agreement or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel or result in a conflict of interest. With respect to any confidential information that Holder receives under this Warrant, Holder agrees to be bound by the confidentiality provisions contained in Section 13.8 of the Loan Agreement whether or not the Loan Agreement otherwise remains in effect.

3.3.
Registration Rights. The Shares issuable upon exercise of this Warrant shall, at the option of Holder, be “Registrable Securities”, and Holder shall have the rights of an “Investor”, under that certain Amended and Restated Investors’ Rights Agreement dated as of March 12, 2024, among Company and its stockholders named therein (as amended from time to time, the “Investor Rights Agreement”), subject to and contingent upon both Holder’s compliance with Section 4.7 and the Investors’ Rights Agreement being in effect at the time of such exercise.
3.4.
Information Rights. So long as Holder holds this Warrant and/or any of the Shares, Company shall deliver to Holder (a) before August 31 of each fiscal year of Company, the annual audited financial statements of Company, and (b) within forty-five (45) days after the end of each fiscal quarter, Company’s quarterly, unaudited financial statements. This Section 3.4 shall terminate in its entirety and be of no further force and effect immediately prior to earliest to occur of: (i) the consummation of an initial public offering by the Company (or its successor) or (ii) such time as the Company (or its successor) is required to file reports pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended.

SECTION 4. REPRESENTATIONS and COVENANTS OF HOLDER.

Holder represents and warrants to Company and agrees as follows:

4.1.
Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to their public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.
4.2.
Disclosure of Information. Holder is aware of Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.
4.3.
Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.
4.4.
Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.
4.5.
The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.
4.6.
Market Standoff. Holder agrees to be bound by the Market Standoff provision set forth in Section 2.11 of the Investor Rights Agreement so long as all other holders of the same class of shares as the Shares are also bound by that provision.

4.7.
Holder’s Obligation to Execute Investors Rights Agreement and Voting Agreement. Upon or after any exercise of this Warrant, at the request of the Company, Holder, to the extent not already a party thereto, agrees to promptly take such actions as requested by the Company to become a party to each of (i) the Investors Rights Agreement and (ii) that certain Amended and Restated Voting Agreement, dated March 12, 2024, by and among the Company and certain other parties thereto, in each case as the same may be amended, modified or restated from time to time.

SECTION 5. MISCELLANEOUS.

5.1.
Term and Automatic Conversion Upon Expiration.
(a)
Term. Subject to the provisions of Section 1.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Eastern Time, on the Expiration Date and shall be void thereafter.
(b)
Automatic Cashless Exercise Upon Expiration. In the event that, upon the Expiration Date, the fair market value of one (1) Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it has not previously been exercised, and Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder.
5.2.
Legends. The Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form, together with any additional legends required by the Company’s Bylaws or any agreement to which the Holder, this Warrant or the Shares is then subject:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN AMENDED AND RESTATED WARRANT TO PURCHASE STOCK ISSUED BY THE ISSUER TO CUSTOMERS BANK DATED AS OF DECEMBER 30, 2024, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

5.3.
Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee. Customers Bank may transfer this Warrant or the Shares issuable upon exercise of this Warrant to a parent, subsidiary, or other affiliate, and any such transferee may make subsequent assignments to its parent, subsidiary, or other affiliate, so long as, in each case, (i) Holder gives Company notice of the portion of this Warrant or Shares being transferred and the identity of the transferee, (ii) such transferee is an “accredited investor” pursuant to Rule 501 under the Act and (iii) transferee agrees in writing to be bound by all of the terms and conditions of this Warrant and any agreement to which the Holder, this Warrant or the Shares is then subject (any such transfer, an “Affiliate Transfer”). In addition, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee that is an “accredited investor” pursuant to Rule 501 under the Act, so long as (a) in connection with such transfer, Holder gives Company notice of the portion of this Warrant or Shares being transferred and surrenders this Warrant to Company for reissuance to the transferee(s), and (b) such transfer complies with the Company’s Bylaws and any agreement to which the Holder, this Warrant or the Shares is then subject. By acceptance of this Warrant, any subsequent transferee shall agree in writing with Company to be bound by all of the terms and conditions of this Warrant and to the extent requested by the Company, any agreement to which the Holder, this Warrant or the Shares is then subject. Company shall not require Holder to provide an opinion of counsel for a transfer to any parent, subsidiary, or other affiliate of Holder or if there is no material question as to the availability of Rule 144 promulgated under the Act. Notwithstanding any contrary provision herein, at all times prior to the IPO, Holder may not, without the Company’s prior written consent, transfer this Warrant or any portion hereof, or any Shares issued upon any exercise hereof, or any shares or other securities issued upon any conversion of any Shares issued upon any exercise hereof, to any person or entity who competes with the Company, except in connection with an Acquisition of the Company by such a competitor.
5.4.
Notices. All notices shall be deemed delivered and effective (a) when given personally, (b) upon actual receipt if given by electronic mail, or (c) on the first Business Day following delivery to a reliable overnight courier service, in any case at such address as may have been furnished to Company or Holder, as the case may be, in writing by Company or Holder from time to time in accordance with the provisions of this Section. All notices to Holder shall be addressed as follows until Company receives notice of a change of address in connection with a transfer or otherwise:

Customers Bank

701 Reading Avenue

West Reading, PA 19611

Attn: Matt Jacobs

[***]

Notice to Company shall be addressed as follows until Holder receives notice of a change in address:

Carlsmed, Inc.

1800 Aston Avenue, Suite 100

Carlsbad, CA 92008

Attn: Michael Cordonnier, Chief Executive Officer

[***]

5.5.
Amendment. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.
5.6.
Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.
5.7.
Counterparts; Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically shall be binding to the same extent as an original signature page.
5.8.
Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles regarding conflicts of law.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Warrant to Purchase Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

“COMPANY”

Carlsmed, Inc.

By:	/s/ Michael Cordonnier

Name:	Michael J. Cordonnier

Title:	Chief Financial Officer

“HOLDER”

Customers Bank

By:	/s/ Matthew K. Jacobs

Name:	Matthew K. Jacobs

Title:	Managing Director

[Signature Page to Amended and Restated Warrant to Purchase Stock]

APPENDIX 1

NOTICE OF EXERCISE

1.
The undersigned Holder hereby exercises its right purchase ___________ shares of the ___________ of Carlsmed, Inc. (“Company”) in accordance with the attached Amended and Restated Warrant to Purchase Stock and tenders payment of the aggregate Warrant Price for such shares as follows:

[ ]	check in the amount of $________ payable to order of Company enclosed herewith

[ ]	Wire transfer of immediately available funds to Company’s account

[ ]	Cashless Exercise pursuant to Section 1.2 of the Warrant

[ ]	Other [Describe] __________________________________________

2.
Please issue a certificate or certificates representing the Shares in the name specified below:

Holder’s Name

(Address)

3.
By its execution below and for the benefit of Company, Holder hereby restates each of the representations and warranties in Section 4 of the Amended and Restated Warrant to Purchase Stock as of the date hereof.

HOLDER:

By:

Name:

Title:

Date:

SCHEDULE 1

Company Capitalization Table

See Attached